Exhibit 99.1

FOR IMMEDIATE RELEASE                              MediaBay, Inc.

CONTACTS:
John Levy                                          Tim Clemensen
Chief Financial Officer                            Vice President
MediaBay, Inc.                                     Rubenstein Investor Relations
(973) 539-9528                                     (212) 843-8271
jflevy@mediabay.com                                tclemensen@rubensteinir.com


      MEDIABAY, INC. OBTAINS ADDITIONAL $1.5 MILLION IN FUNDING COMMITMENT
                                  FROM CHAIRMAN

    - Investment by Chairman, His Family and Wholly Owned Affiliates Totals
                          Approximately $20 Million -

                 - Funding to Be Used for Growth Opportunities -

Cedar Knolls, NJ - October 1, 2002 - MediaBay, Inc. (Nasdaq/NMS: MBAY), a leading media, marketing and publishing company specializing in spoken audio content, announced that it has obtained $1.5 million in additional funding from a company wholly-owned by MediaBay's chairman, Norton Herrick. The Company has received $1.0 million with an additional $150,000 to be received in October and $350,000 in November. Interest on the loan accrues at the same rate as the senior lender, but no interest payment is currently required. The loan has a five-year maturity and is convertible into common stock at $2.00 per share. This new investment puts the total investment by Mr. Herrick, his sons and wholly owned affiliates in MediaBay at approximately $20 million.

The money will be used by the Company to expand its marketing efforts for its Audio Book Club business and its new continuity programs.

Commenting on the agreement MediaBay Executive Vice President and Chief Financial Officer, John Levy stated, "We are very pleased that our chairman has placed his trust in us and our company. His vote of confidence in our current business and future growth prospects, as evidenced by his investment, is testimony to the success we have generated at MediaBay and the future success we anticipate."

Hakan Lindskog, President of MediaBay, also commented, "The investment by our chairman will allow us to aggressively pursue the exciting opportunities we have to grow our core Audio Book Club business as well as to roll-out The World's Greatest Old-Time Radio Shows continuity program, which appears to be a tremendous success, with revenue in 2003 from this program alone estimated at $5-$10 million. We will also be able to pursue our recently announced detective and romance audiobook continuity programs. We could not be more excited about our future prospects."

Norton Herrick MediaBay chairman stated, "I am pleased to provide additional growth funding for MediaBay. I have committed substantial resources in both money and time to getting MediaBay to where it is today. With this additional funding we truly believe we can accelerate MediaBay's growth by expanding its marketing efforts and capitalizing on the many opportunities we have identified and tested."

"I continue to invest in MediaBay because I believe in the Company. I continue to work for the long-term benefit of the Company and its shareholders and I have never sold a share of MediaBay stock," Mr. Herrick continued.

Mr. Herrick concluded, "We have a very talented team, great products and a terrific business plan. I believe that my investment is secure and that all the shareholders, including myself, will benefit as the company earns profits and continues to grow."

About MediaBay, Inc.

MediaBay, Inc. (Nasdaq/NM: MBAY) is a leading media, marketing and publishing company specializing in spoken audio content whose industry-leading businesses include direct response and interactive marketing, retail product distribution, media publishing and broadcasting. MediaBay's content libraries include over 60,000 classic radio programs, 3,500 film and television programs and thousands of audiobooks, much of which is proprietary. MediaBay distributes its products to its own customer database of approximately 3.0 million names and 2.2 million e-mail addresses, in over 7,000 retail outlets and on the Internet through streaming and downloadable audio. MediaBay is comprised of four subsidiaries - Audio Book Club, the leading club for audiobooks, Radio Spirits, the leading seller of classic radio programs, MediaBay.com, the Company's digital audio download service and RadioClassics, the leading distributor of classic radio content across multiple broadcast platforms including satellite and traditional radio. For more information on MediaBay's brands, products and financial information, please visit www.MediaBay.com.

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MediaBay Obtains Additional Funding from Chairman
Page 2


Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, business strategy, budgets, projected costs and plans and objectives of its management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure you that such expectations will prove to be correct. These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any results, performances or achievements express or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from management's expectations, as more fully described in the Company's Annual Report on Form 10-K, include, without limitation, its history of losses, its ability to meet stock repurchase obligations, anticipate and respond to changing customer preferences, license and produce desirable content, protect its databases and other intellectual property from unauthorized access, collect receivables, successfully implement its Internet strategy, license content for digital download, the growth of the digital download market and other advances in technologies, dependence on third party providers and suppliers; competition; the costs and success of its marketing strategies, product returns and member attrition. Undue reference should not be placed on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements.